Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 4 to this Registration Statement on Form S-1 of our report dated June 6, 2014 relating to the consolidated financial statements of CollabRx, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about CollabRx, Inc.’s ability to continue as a going concern) appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

Burr Pilger Mayer, Inc.
San Francisco, California
February 17, 2015